SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 25, 2009

Constitution Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Pasaje Mártir Olaya 129, Oficina 1203, Centro Empresarial José Pardo Torre A, Miraflores, Lima, Perú
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  +51-1-446-6807
_________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 25, 2009, Willem Fuchter resigned as our Chief Executive Officer, Principal Executive Officer, President and as a member of our board of directors.  There was no known disagreement with Dr. Fuchter on any matter relating to the Company’s operations, policies or practices.  On September 29, 2009,  the board of directors appointed Gary Artmont (Age: 59) to act as President, Chief Executive Officer and Principal Executive Officer and hold these positions until removed by the board of directors.

Mr. Artmont has served on our Board of Directors since September 7, 2007.  Previously, he served as our President, Chief Executive Officer and Principal Executive Officer from September 7, 2007 to January 10, 2008.  Prior to that, he served as our Vice President, Exploration, from March 13, 2007 until September 7, 2007.  In the late 1990s, as Indonesian-based chief geologist for Freeport-McMoRan, Mr. Artmont was responsible for the management and coordination of a large helicopter-supported regional reconnaissance program and detailed property evaluation program from 1989-1995.  During the late 1990’s through until 2007, Mr. Artmont evaluated acquisition opportunities in Eastern Europe, South America, Southeast Asia China and Mongolia.  His work focused on a wide range of commodities including gold, copper, iron, coal and nickel.  During his career, Mr. Artmont has conducted over 150 site visits to producing mines located throughout the world.  Mr. Artmont was a director of Pac Rim (PRL) from 2000 to 2006 and Prosperity Resources (PSP-ASX) from 2006-2008.  Mr. Artmont is not a director or officer of any other reporting company at the present time

There are no family relationships between Mr. Artmont and any other of our directors or executive officers.

Mr. Artmont has not had any material direct or indirect interest in any of our transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.  At this time, we do not have any employment agreement with Mr. Artmont.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constitution Mining Corp.

/s/  Kenneth Phillippe
Kenneth Phillippe
Chief Financial Officer

Date:    October 1, 2009